L&L to Provide One Million Tons Of Coal To Datang Power

SEATTLE, May 15, 2013 /PRNewswire/ -- L & L Energy, Inc., (Nasdaq:  LLEN) ("L&L" or the "Company"), a Seattle-based company with a track record of profitable coal operations in China, announced today that it has signed an agreement to provide one million tons of coal to a Datang International Power Co. ("Datang") power plant.

In October of 2012, L&L signed a contract to provide 360,000 tons of coal to Datang's Heshan Power Plant in Guangixi over a 10 month period. Today, subsidiaries of L&L and Datang executed an updated contract to increase L&L's coal supply to one million tons a year. L&L began shipments to Datang under the original contract in January 2013. The increase of coal to Datang's Heshan Power Plant is an endorsement that important customers like Datang are satisfied with L&L's service and quality of coal.

In connection, earlier last year L&L secured its first coal processing facility at ShinPingBa rail station, Guizhou. In preparing for extended coal sales to Datang, L&L recently completed a new coal processing center at Zhazuo Rail Station, Guizhou. These facilities enable L&L to secure additional coal with coal blending and loading capability for further expansion.

L&L Chairman and CEO, Dickson Lee, commented, "Wholesaling coal to customers like the Datang, one of China's largest power generators, is an important driver to our growth. We look forward to further expanding our distribution network for additional revenue and bottom line growth."

Forward Looking Statements

The statements containing words that are not historical fact, including statements related to the Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and that involve a number uncertainties. Actual results of the future events described in this document could differ materially. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:
L & L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com